Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE DISTRIBUTION

Media Contact: Megan Cannell Teleglobe International Holdings, Ltd +1.609.750.3262 megan.cannell@teleglobe.com	Investor Contact: Rick Willett, CFO, Teleglobe; 514.868.7490 Jody Burfening/Carolyn Capaccio Lippert/Heilshorn & Associates Tel: 212.838.3777

Teleglobe Announces Resignation of Non-Executive Chairman

HAMILTON, Bermuda - October 12, 2004 - Teleglobe International Holdings Ltd (Nasdaq:TLGB(E)) announced today the resignation of Tom I. Evslin as non-executive Chairman and director. Mr. Evslin is the former Chairman, Chief Executive Officer and President of ITXC Corp., which was acquired by Teleglobe in a stock for stock merger transaction that was consummated in May 2004.

About Teleglobe:

Teleglobe International Holdings Ltd is a leading provider of international voice, data, Internet and mobile roaming services with over 50 years of industry expertise in international telecommunications. Teleglobe became a public company trading on the NASDAQ under the symbol TLGB with the acquisition of Voice over IP (VoIP) network leader ITXC Corp. on June 1, 2004.

Teleglobe owns and operates one of the world’s most extensive telecommunications networks, reaching over 240 countries and territories with advanced voice, mobile, and data services. Teleglobe is the carrier of choice to more than 1,200 wholesale customers representing the world’s leading telecommunications, mobile operators and Internet service providers.

Carrying over 11 billion minutes per year, and a significant portion of the world’s Internet traffic, Teleglobe’s network is consistently ranked among the most robust and reliable, performing at the high end of industry standards. Detailed information about Teleglobe is available on the company’s web site at www.teleglobe.com.